EXHIBIT 99.1

1808 Swift Drive Oak Brook, Illinois 60523- 1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-
Prop.com
AT THE COMPANY:	Paige H. Gilchrist
Vice President, External Affairs
630.586.8101

For Immediate Release
April 18, 2005

CENTERPOINT PROPERTIES PROVIDES UPDATE ON EXECUTIVE LEAVE

Oak Brook, Illinois, April 18, 2005 - CenterPoint Properties Trust (NYSE: CNT) stated today that the basis of Paul Ahern’s administrative leave, announced last Friday, is solely related to Mr. Ahern, is unrelated to the operations of the business and does not affect the reporting of CenterPoint’s financial results.  The Company believes his leave will neither impact the Company’s relationships with its current or future tenants or its venture partners, nor affect its competitive position in the Chicago industrial marketplace.  Mr. Ahern’s leave is not expected to have any effect on CenterPoint’s 2005 earnings guidance.

“While we cannot discuss the specifics of Paul’s leave, we are confident that Sean Maher, our six regional property managers, and the other members of CenterPoint’s very dedicated operations team will ably manage the Company’s portfolio and leasing activity.   Our franchise remains healthy and business conditions in the Chicago industrial property market continue to support the favorable execution of our business,” stated Michael M. Mullen, Chief Executive Officer.

About CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.4-billion-square-foot Chicago regional market.  As of December 31, 2004, the Company owned and operated approximately 39 million square feet and the Company and its affiliates owned or controlled an additional 3,257 acres of land upon which approximately 51 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  As of December 31, 2004, CenterPoint had a total market capitalization of approximately $3.3 billion.

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